						Exhibit 99.1
Return on Invested Capital ("ROIC") and economic return Calculations GAAP to non-GAAP reconciliation (dollars in thousands):
	Nine Months Ended		Six Months Ended		Nine Months Ended
	July 4,		Apr 4,		Jun 29,
	2020		2020		2019
Operating income, as reported		$102,996		$57,143		$104,528
Restructuring and impairment charges	+	6,003	+	6,003	+	—
Adjusted operating income		$108,999		$63,146		$104,528
	÷	3			÷	3
		36,333				34,843
	x	4	x	2	x	4
Adjusted annualized operating income		$145,332		$126,292		$139,372
Adjusted effective tax rate	x	13%	x	13%	x	15%
Tax impact		18,893		16,418		20,906
Adjusted operating income (tax effected)		$126,439		$109,874		$118,466

Average invested capital	÷	$980,929	÷	$964,894	÷	$921,435

ROIC		12.9%		11.4%		12.9%
Weighted average cost of capital	-	8.8%	-	8.8%	-	9.0%
Economic return		4.1%		2.6%		3.9%

	Three Months Ended
Average Invested Capital	Jul 4,	Apr 4,	Jan 4,	Sept 28,
	2020	2020	2020	2019
Equity	$944,821	$892,558	$908,372	$865,576
Plus:
Debt and finance leases - current	145,993	107,880	67,847	100,702
Operating leases - current (1) (2)	8,061	8,546	9,185	—
Debt and finance leases - long-term	188,626	186,327	186,827	187,278
Operating leases - long-term (2)	38,077	39,617	36,473	—
Less:
Cash and cash equivalents	(296,545)	(225,830)	(252,914)	(223,761)
	$1,029,033	$1,009,098	$955,790	$929,795

	Three Months Ended
Average Invested Capital	Jun 29,	Mar 30,	Dec 29,	Sept 29,
	2019	2019	2018	2018
Equity	$860,791	$875,444	$905,163	$921,143
Plus:
Debt and finance leases - current	138,976	93,197	8,633	5,532
Operating leases - current (1) (2)	—	—	—	—
Debt and finance leases - long-term	187,581	187,120	187,567	183,085
Operating leases - long-term (2)	—	—	—	—
Less:
Cash and cash equivalents	(198,395)	(184,028)	(188,799)	(297,269)
	$988,953	$971,733	$912,564	$812,491

(1)	Included in Other accrued liabilities on the Condensed Consolidated Balance Sheets.
(2)	In the first quarter of fiscal 2020, the Company adopted and applied Topic 842 to all leases using the modified retrospective method of adoption. The prior year comparative information has not been restated and continued to be reported under the accounting standards in effect for fiscal 2019 and 2018.